Exhbibit 99

                                FARMER MAC NEWS


FOR IMMEDIATE RELEASE                                         CONTACT
November 9, 2005                                              Mary Waters
                                                              202-872-5542


                    Farmer Mac Reports Third Quarter Results

     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today reported U.S. GAAP net income for third quarter 2005 of $7.6 million or $0.67 per diluted share, compared to $8.2 million or $0.72 per diluted share for second quarter 2005 and $8.6 million or $0.70 per diluted share for third quarter 2004. For the nine months ended September 30, 2005, net income was $20.8 million or $1.80 per diluted share, compared to $18.4 million or $1.50 per diluted share for the nine months ended September 30, 2004. More complete information on Farmer Mac's performance for the quarter ended
September 30, 2005 is set forth in the Form 10-Q filed with the SEC today by Farmer Mac.

     Core earnings were $9.3 million or $0.82 per diluted share for third quarter 2005, compared to $6.0 million or $0.52 per diluted share for second quarter 2005 and $5.4 million or $0.44 per diluted share for third quarter 2004. For the nine months ended September 30, 2005, core earnings were $21.5 million or $1.87 per diluted share, compared to $17.5 million or $1.43 per diluted share for the corresponding period in the prior year.

     Farmer Mac reports its "core earnings," a non-GAAP measure, in addition to GAAP earnings. Farmer Mac uses the core earnings measure to present net income available to common stockholders less the after-tax effects of unrealized gains and losses on financial derivatives resulting from the application of the derivative accounting standards.

Non-GAAP Performance Measures

     Farmer Mac reports its financial results in accordance with GAAP. In addition to GAAP measures, Farmer Mac presents certain non-GAAP performance measures. Farmer Mac uses the latter measures to develop financial plans, to gauge corporate performance and to set incentive compensation because, in management's view, the non-GAAP measures more accurately represent Farmer Mac's economic performance, transaction economics and business trends. Investors and the investment analyst community have previously relied upon similar measures to evaluate Farmer Mac's historical and future performance. Farmer Mac's disclosure of non-GAAP measures is not intended to replace GAAP information but, rather, to supplement it.

     Farmer Mac developed the non-GAAP measure "core earnings" to present net income available to common stockholders less the after-tax effects of unrealized gains and losses on financial derivatives resulting from Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). The GAAP measure most comparable to core earnings is net income available to common stockholders. Unlike core earnings, however, the GAAP measure is heavily influenced by unrealized gains or losses in the value of financial derivatives used to hedge interest rate risk in Farmer Mac's mortgage portfolio.

     The reconciliation of GAAP net income available to common stockholders to core earnings is presented in the following table:

              Reconciliation of GAAP Net Income Available to Common Stockholders to Core Earnings
-----------------------------------------------------------------------------------------------------------------

                                            Three Months Ended                      Nine Months Ended
                                  ------------------------------------- -----------------------------------------
                                       Sept. 30,         Sept. 30,           Sept. 30,          Sept. 30,
                                         2005              2004                 2005                2004
                                  -----------------  -----------------  ------------------- ---------------------
                                                   (in thousands, except per share amounts)
                                              Per                Per                  Per                  Per
                                            Diluted            Diluted              Diluted             Diluted
                                             Share              Share                Share                Share
                                           --------           --------             --------            ----------
GAAP net income available
  to common stockholders          $ 7,633   $ 0.67  $ 8,604    $ 0.70    $ 20,756   $ 1.80   $ 18,391     $ 1.50

Less the effects of FAS 133:
  Unrealized gains/(losses)
   on financial derivatives and
   trading assets, net of tax      (1,668)   (0.15)   3,144      0.25        (770)   (0.07)       633       0.05

  Benefit from non-amortization
   of premium payments
   on financial derivatives,
   net of tax                           -        -       76      0.01           -        -        228       0.02


                                  -------- -------- --------  --------  ---------- ------------------- ----------
Core earnings                     $ 9,301   $ 0.82  $ 5,384    $ 0.44    $ 21,526   $ 1.87   $ 17,530     $ 1.43
                                  -------- -------- --------  --------  ---------- ------------------- ----------


     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. The conference call to discuss Farmer Mac's third quarter 2005 earnings and the Corporation's Form 10-Q for third quarter 2005 will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time, Thursday, November 10, 2005, and an audio recording of that call will be available for two weeks on Farmer Mac's website after the call is concluded.

                                       * * * *